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----------------------                        UNITED STATES
       FORM 5                      SECURITIES AND EXCHANGE COMMISSION
----------------------                    Washington, D.C. 20549
[_] Check box if
    no longer subject        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5           Filed pursuant to Section 16(a) of the Securities
    obligations may               Exchange Act of 1934, Section 17(a) of the
    continue. See                Public Utility Holding Company Act of 1935 or
    Instruction 1(b).        Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Wheeler                       Kurt                            C.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               601 Gateway Blvd.
                                   Suite 360
    ----------------------------------------------------------------------------
                                   (Street)

    South San Francisco                CA                             94080
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  VidaMed, Inc.     (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year   2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [_] Officer (give      [_] 10% Owner    [_] Other
                        title below)                        (specify below)
-------------------------------------------------------------------------------

7.  Individual or Joint/Group Reporting
    (check applicable line)
    [X] Form Filed by One Reporting Person
    [_] Form Filed by More than One Reporting Person
-------------------------------------------------------------------------------

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security  2. Transaction   3. Transaction   4. Securities Acquired (A)  5. Amount of        6. Ownership   7. Nature of
   (Instr. 3)            Date             Code             or Disposed of (D)          Securities          Form:          Indirect
                         (Month/          (Instr. 8)       (Instr. 3, 4 and 5)         Beneficially        Direct (D)     Beneficial
                         Day/Year)                                                     Owned at            or Indirect(1) Ownership
                                                                                       End of              (Instr. 4)     (Instr. 4)
                                                                                       Issuer's
                                                        Amount)  (A) or (D)  Price     Fiscal Year
                                                                                       (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

* If the Form is filed by more than one reporting person, see instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Director Stock Option               $ 2,875              1/2/01             A                           5,000
(right to buy)
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
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
1/2/01         1/2/11      Common   5,000                                 5,000                D
                            Stock
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

Explanation of Responses:

                              /s/ KURT C. WHEELER                  2/5/2002
                             --------------------------------  -----------------
                             **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                                         Page 2